Exhibit 10.1

J&J Snack Foods Corp.
Performance Share Unit Agreement

This Performance Share Unit Agreement (this “Grant Agreement”) is made and entered into as of __________ (the “Grant Date”) by and between J&J Snack Foods Corp., a New Jersey corporation (the “Company”) and __________ (the “Grantee”).

WHEREAS, the Company has adopted the J&J Snack Foods Corp. Amended and Restated Long-Term Incentive Plan (the “Plan”) pursuant to which certain types of Performance Awards may be granted; and

WHEREAS, the Committee has determined that it is in the best interests of the Company and its shareholders to grant Performance Awards consisting as performance share units (“PSUs” or “Performance Share Units”) provided for herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.            Grant of Performance Share Units. Pursuant to Section 8 of the Plan, the Company hereby grants to the Grantee an Award for a target number of __________ Performance Share Units (the “Target Award”). Each PSU represents the right to receive one share of Common Stock, subject to the terms and conditions set forth in this Grant Agreement and the Plan. The number of PSUs that the Grantee actually earns (up to a maximum of __________) will be determined by the level of achievement of the Performance Goal(s) in accordance with Exhibit I attached hereto. Capitalized terms that are used but not defined herein have the meanings ascribed to them in the Plan.

2.            Vesting Period and Performance Period. For purposes of this Grant Agreement, the term “Vesting Period” shall be the period commencing on __________and ending on __________, and the term “Performance Period,” which is the period over which the Performance Goal(s) is/are measured within the Vesting Period, shall be the period commencing on __________and ending on __________.

3.            Performance Goal(s). The number of PSUs earned by the Grantee for the Vesting Period (which will be rounded to the nearest whole PSU) will be based on the level of achievement of the Performance Goal in accordance with Exhibit I. All determinations of whether a Performance Goal has been achieved, the number of PSUs earned by the Grantee, and all other matters related to this Section 3 shall be made by the Committee in its sole discretion. Such determination shall be final, conclusive and binding on the Grantee, and on all other persons, to the maximum extent permitted by law.

4.            Vesting of PSUs. The PSUs are subject to forfeiture until they vest. Except as otherwise provided herein, the PSUs will vest and become nonforfeitable upon completion of the Vesting Period (the “Vesting Date”), subject to (a) the achievement of the minimum threshold Performance Goal for payout set forth in Exhibit I attached hereto, and (b) the Grantee’s continued employment from the Grant Date through the Vesting Date.

5.            Termination of Employment; Change in Control.

5.1    Except as otherwise expressly provided in this Grant Agreement, any employment or similar agreement between the Company and the Grantee or the Plan, if the Grantee’s employment terminates for any reason at any time before the Vesting Date, the Grantee’s unvested PSUs shall be automatically forfeited upon such termination of employment and neither the Company nor any affiliate shall have any further obligations to the Grantee under this Grant Agreement.

5.2    Notwithstanding Section 5.1 and subject to any provision in the Plan or any employment agreement or similar agreement between the Company and the Grantee that provides for greater vesting entitlements (which, if applicable, shall control), if the Grantee’s employment terminates during the Vesting Period as a result of the Grantee’s death or Disability or due to a termination by the Company other than for Cause, the Grantee will vest in a pro rata amount calculated by multiplying the number of PSUs earned based on actual performance over the full Performance Period by a fraction, the numerator of which equals the number of days that the Grantee was employed during the Vesting Period and the denominator of which equals the total number of days in the Vesting Period. If, as of the date of such termination of employment, the Performance Period has not been completed, the prorated number of PSUs determined pursuant to this Section 5.2 will vest on the last day of the Performance Period. If, as of the date of such termination of employment, the Performance Period has been completed, the prorated number of PSUs determined pursuant to this Section 5.2 will vest on the date the Grantee’s employment terminates.

5.3    Notwithstanding Section 5.1, Section 5.2 and subject to any provision in the Plan or any employment agreement or similar agreement between the Company and the Grantee that provides for greater vesting entitlements (which, if applicable, shall control), in the event of a Change in Control (as defined below), the PSUs shall be treated as follows:

(a)    PSUs Continued or Assumed or Substituted by Surviving Entity.

(i)    If the Company is the surviving entity (in which case the PSUs will continue) or if the Company is not the surviving entity, but the surviving entity (or a parent entity thereof) assumes this Award or substitutes this Award for another award relating to the stock of such surviving entity (or parent thereof), such award (the “Continued, Assumed or Substituted Award”) shall remain subject to the terms of this Grant Agreement (including the vesting conditions based on continued employment); provided, that (1) if, as of the Change in Control, the Performance Period has not been completed, the Performance Goal(s) shall be deemed to have been satisfied at the “Target” level, (2) if, as of the Change in Control, the Performance Period has been completed, the Performance Goal(s) shall be deemed to have been satisfied at the performance level achieved based on actual performance through the date of the Change in Control (as determined by the Committee prior to the Change in Control), and (3) if on, or within eighteen (18) months following, the date of the Change in Control, the Grantee’s employment is terminated by the Company or a parent or subsidiary thereof without Cause or by the Grantee for Good Reason, the Continued, Assumed or Substituted Award (if still outstanding on the date of termination) shall immediately become fully vested.

(ii)    If the Company is not the surviving entity and the surviving entity (or a parent entity thereof) does not assume or substitute the Award, the Grantee shall be entitled to the benefits set forth in Section 5.3(a)(i) as of the date of the Change in Control, to the same extent as if the Grantee’s employment had been terminated by the Company without Cause as of the date of the Change in Control; provided, that, to the extent the Award constitutes deferred compensation for purposes of Section 409A, if the settlement or other payment event resulting from the vesting of the Award would not be permitted by Section 409A of the Code, the Award shall vest pursuant to this Section 5.3(a)(ii), but the settlement or other payment event with respect to the Award shall not be accelerated and shall instead occur when it would have occurred had the Award been continued, assumed or substituted pursuant to Section 5.3(a)(i) (or on such earlier date as is permitted under Section 409A of the Code).

(b)    For the purposes of this Section 5.3, the Award shall be considered assumed or substituted for if immediately following the Change in Control the PSU is of substantially equal value, with the determination of such substantial equality of value being made by the Committee before the Change in Control.

5.4    For purposes of this Award, the term

(a)    “Cause” means, unless such term (or word of like import) is expressly defined in a then-effective written agreement between the Grantee and the Company or any parent or subsidiary thereof, the Grantee’s: (a) failure to perform duties (other than as a result of death or Disability) as are reasonably requested by the Company, provided such requested duties are not inconsistent with the duties of the Grantee’s job position, after written notice and a 10-day opportunity to cure (if curable); (b) willful misconduct, gross negligence or reckless disregard of the Grantee’s duties or of the interest or property of the Company or any parent or subsidiary thereof; (c) intentional disclosure to an unauthorized person of confidential information or trade secrets; (d) act of fraud against, misappropriation from, or dishonesty to the Company or any parent or subsidiary thereof or any other party or engaging in conduct that has, or could reasonably be expected to have, an adverse impact on the reputation or business of the Company or any parent or subsidiary thereof, or that results in Grantee’s improper gain or personal enrichment to the detriment of the Company or any parent or subsidiary thereof; or (e) commission of a felony or a lesser crime involving dishonesty, fraud, theft, wrongful taking of property, embezzlement, bribery, forgery, extortion; or other crime involving moral turpitude.

(b)    “Change in Control” means the occurrence of any of the following events:

(i)    the acquisition by any person of beneficial interest of securities possessing more than 50% of the total combined voting power of the Company’s then outstanding securities; provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition by the Company; (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any parent or subsidiary thereof; or (3) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (ii) below;

(ii)    consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (each, a “Corporate Transaction”), in each case, unless, following such Corporate Transaction, (A) all or substantially all of the individuals and entities that had beneficial interest of the Company’s outstanding securities immediately prior to such Corporate Transaction have beneficial interest, directly or indirectly, of more than 50% of the value of the then outstanding equity securities and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation or other entity resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Company’s then outstanding equity securities and the combined voting power of the then outstanding voting securities, (B) no person (excluding any employee benefit plan or related trust of the Company, or of any parent or subsidiary or any corporation or other entity resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership of the Company existed prior to the Corporate Transaction and (C) at least a majority of the members of the board of directors of the corporation (or other governing board of a non-corporate entity) resulting from such Corporate Transaction were members of the Incumbent Board (as defined in Subsection (iii)) at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction; or

(iii)    individuals who, as of the date the Plan was adopted, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director after the date the Award was granted whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least 2/3 of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

If the Award is determined to constitute “deferred compensation” under Section 409A of the Code, to the extent necessary to avoid incurring adverse tax consequences under Section 409A of the Code with respect to the Award, the foregoing events shall only be deemed to be a Change in Control for purposes of the Award to the extent such event qualifies as a “change in control event” for purposes of Section 409A of the Code.

(c)    “Good Reason” means, with respect to the termination by a Grantee of the Grantee’s employment, that such termination is for “Good Reason” as such term (or word of like import) is expressly defined in a then-effective written agreement between the Grantee and the Company or a parent or subsidiary thereof, or in the absence of such then-effective written agreement and definition, means the occurrence of any of the following events or conditions unless consented to by the Grantee: (i) a change in the Grantee’s authority, responsibilities or duties that represents a material and substantial diminution in the Grantee’s authority, responsibilities or duties; (ii) a material reduction in the Grantee’s base salary, provided, however, that an across-the-board reduction in the salary level of substantially all other individuals in positions similar to the Grantee’s by approximately the same percentage amount shall not constitute such a salary reduction; or (iii) a change of more than fifty (50) miles to the Grantee’s primary place of employment that represents a material increase in the Grantee’s commuting distance. Any such event or condition shall not constitute Good Reason unless (1) the Grantee provides the Company with written notice thereof no later than ninety (90) days following the initial occurrence of such event or condition, (2) the Company fails to remedy such event or condition within thirty (30) days after receipt of such notice and (3) the Grantee actually terminates Grantee’s employment within thirty (30) days after the expiration of such remedial period.

6.            Payment of PSUs. Payment in respect of the PSUs shall be made in shares of Common Stock and shall be issued to the Grantee (or deposited in the Grantee’s brokerage account) as soon as practicable following the vesting date and in any event within sixty (60) days following the vesting date. The Company shall (a) issue and deliver to or on behalf of the Grantee the number of shares of Common Stock equal to the number of vested PSUs, and (b) record such issuance on the records of the Company or its transfer agents or registrars.

7.            Transferability. Subject to any exceptions set forth in this Grant Agreement or the Plan, the PSUs or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee, except by will or the laws of descent and distribution, and upon any such transfer by will or the laws of descent and distribution, the transferee shall hold such PSUs subject to all of the terms and conditions that were applicable to the Grantee immediately prior to such transfer.

8.            Rights as Shareholder; Dividend Equivalents.

8.1    The Grantee shall not have any rights of a shareholder with respect to the shares of Common Stock underlying the PSUs, including, but not limited to, voting rights and the right to receive or accrue dividends or dividend equivalents unless and until Shares are issued in respect of vested PSUs.

8.2    The Grantee shall be credited with a right to compensation measured by dividends paid to stockholders with respect to shares of Common Stock (“Dividend Equivalent Rights”) on the PSUs with respect to ordinary cash dividends paid by the Company if the record date for such dividends is within the period beginning on the Grant Date and ending on the date shares of Common Stock are issued in respect of vested PSUs. Any such Dividend Equivalent Rights shall be accumulated (without interest) and shall be subject to the same terms and conditions as are applicable to the PSUs to which the Dividend Equivalent Rights relate, including, without limitation, the restrictions on transfer, forfeiture, vesting and payment provisions. Any earned Dividend Equivalent Rights, if any, shall be paid in cash on the date shares of Common Stock are issued in respect of the vested PSUs to which the Dividend Equivalents relate.

8.3    Upon and following the vesting of the PSUs and the issuance of shares, the Grantee shall be the record owner of the shares of Common Stock underlying the PSUs unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting and dividend rights).

8.4    Before issuance of any shares of Common Stock in respect of vested PSUs, the PSUs will represent an unfunded and unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. This Grant Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust.

9.            No Right to Continued Service. This Award is made in consideration of the services to be rendered by the Grantee to the Company. Neither the Plan nor this Grant Agreement shall confer upon the Grantee any right to be retained in any position, as an employee, consultant or director of the Company. Further, nothing in the Plan or this Grant Agreement shall be construed to limit the discretion of the Company to terminate the Grantee’s employment at any time, with or without cause.

10.          Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the PSUs shall be adjusted or terminated in any manner as contemplated by Section 17 of the Plan.

11.          Tax Liability and Withholding.

11.1    The Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Grantee pursuant to the Plan, the amount of any required withholding taxes in respect of the PSUs and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. Unless the Committee determines otherwise, any federal, state, local or other tax withholding obligation shall be satisfied by withholding from the shares of Common Stock otherwise issuable or deliverable to the Grantee in respect of the PSUs that number of shares of Common Stock having a Fair Market Value equal to the withholding obligation; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the maximum amount of tax required to be withheld by law; provided, further, that the Committee may determine to satisfy the Company’s withholding obligations by permitting the Grantee to (a) tender a cash payment, (b) deliver to the Company previously owned and unencumbered shares of Common Stock or (c) any combination of the foregoing.

11.2    Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the PSUs or the subsequent sale of any shares, and (b) does not commit to structure the PSUs to reduce or eliminate the Grantee’s liability for Tax-Related Items.

12.          Non-competition and Non-solicitation.

12.1    In consideration of the PSUs, the Grantee agrees and covenants not to:

(a)    contribute his or her knowledge, directly or indirectly, in whole or in part, as an employee, officer, owner, manager, advisor, consultant, agent, partner, director, shareholder, volunteer, intern or in any other similar capacity to an entity engaged in the same or similar business as the Company and its affiliates, including but not limited to those engaged in the business of the manufacture, development, advertising, promotion, or sale of soft pretzels, churros, funnel cakes, frozen cookie dough, in-store bakery products, biscuits and/ or dumplings, frozen carbonated beverages or similar products (including both existing products as well as products known to the recipient, as a consequence of the recipient’s employment with the Company or one of its subsidiaries, to be in development) for a period of one (1) year following the Grantee’s termination of employment;

(b)    directly or indirectly, solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company or its affiliates for one (1) year following the Grantee’s termination of employment; or

(c)    directly or indirectly, solicit, contact (including, but not limited to, email, regular mail, express mail, telephone, fax, and instant message), attempt to contact or meet with the current, former or prospective customers of the Company or any of its affiliates for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company or any of its affiliates for a period of one (1) year following the Grantee’s termination of employment.

12.2    If the Grantee breaches any of the covenants set forth in Section 12.1:

(a)    all unvested PSUs shall be immediately forfeited; and

(b)    the Grantee hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

13.          Compliance with Law. The issuance and transfer of shares of Common Stock in connection with the PSUs shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

14.          Notices. Any notice required to be delivered to the Company under this Grant Agreement shall be in writing and addressed to the Secretary of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Grantee under this Grant Agreement shall be in writing and addressed to the Grantee at the Grantee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

15.          Governing Law. This Grant Agreement will be construed and interpreted in accordance with the laws of the State of New Jersey without regard to conflict of law principles.

16.          Interpretation. Any dispute regarding the interpretation of this Grant Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.

17.          PSUs Subject to Plan. This Grant Agreement is subject to the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

18.          Successors and Assigns. The Company may assign any of its rights under this Grant Agreement. This Grant Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Grant Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the PSUs may be transferred by will or the laws of descent or distribution.

19.          Severability. The invalidity or unenforceability of any provision of the Plan or this Grant Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Grant Agreement, and each provision of the Plan and this Grant Agreement shall be severable and enforceable to the extent permitted by law.

20.          Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the PSUs in this Grant Agreement does not create any contractual right or other right to receive any PSUs or other awards in the future. Future awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment with the Company.

21.          Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the PSUs, prospectively or retroactively; provided, that, (a) no such amendment shall adversely affect the Grantee’s material rights under this Grant Agreement without the Grantee’s consent and (b) no amendment may be made to this Grant Agreement and/or the terms governing this Award after a Change in Control without the Grantee’s express written consent.

22.          Section 409A. This Grant Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding anything to the contrary, to the extent required to avoid adverse tax consequences under Section 409A of the Code, (a) a Grantee shall not be considered to have terminated employment and no payment or benefit shall be due to the Grantee under this Grant Agreement until the Grantee would be considered to have incurred a “separation from service” from the Company, parent or subsidiary thereof within the meaning of Section 409A of the Code and (b) if the Grantee is a “specified employee” (as defined in Section 409A of the Code), amounts that would otherwise be payable and benefits that would otherwise be provided due to the Grantee’s separation from service under this Grant Agreement during the six-month period immediately following the Grantee’s separation from service shall instead be paid or provided on the first business day after the date that is six months following the Grantee’s separation from service (or, if earlier, on the date of the Grantee’s death or such earlier date as may be permitted under Section 409A of the Code). Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Grant Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non- compliance with Section 409A of the Code.

23.          No Impact on Other Benefits. The value of the Grantee’s PSUs is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

24.          Counterparts. This Grant Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Grant Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

25.          Electronic Delivery. The Company may deliver any documents related to the PSUs or the Plan by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

26.          Personal Data Authorization. The Grantee understands and acknowledges that the Company, parent and any subsidiary may hold certain personal information regarding the Grantee for the purpose of managing and administering the Plan, including the Grantee’s name, home address, telephone number, date of birth, social security number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company and details of all Awards canceled, exercised, vested, unvested or outstanding in the Grantee’s favor (“Data”). The Grantee further understands and acknowledges that the Company, parent and any subsidiary will transfer Data among themselves as necessary for the purpose of implementation, administration and management of the Grantee’s participation in the Plan and that the Company, parent and any subsidiary may each further transfer Data to any third party assisting the Company in the implementation, administration and management of the Plan. The Grantee understands and acknowledges that the recipients of Data may be located in the United States or elsewhere.

27.          Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Grant Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the PSUs subject to all of the terms and conditions of the Plan and this Grant Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the vesting or settlement of the PSUs or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

28.          IN WITNESS WHEREOF, the parties hereto have executed this Grant Agreement as of the date first above written.

J & J SNACK FOODS CORP.
By:
Name:
Title:

[NAME OF GRANTEE]
By:

EXHIBIT 1

Vesting Period and Performance Period

The Vesting Period shall commence on __________ and end on ___________.

The Performance Period shall commence on __________ and end on ___________.

Performance Goal

The number of PSUs earned shall be determined by reference to the Company’s cumulative Adjusted EBITDA (as defined below) over the Performance Period. The third year of the Vesting Period shall be based on continued employment with the Company.

For purposes of this Award, the term “Adjusted EBITDA” means the Company’s cumulative earnings over the Performance Period before interest, taxes, depreciation and amortization, and before stock-based compensation, acquisition expenses and similar non-recurring items, adjusted, up or down, in the discretion of the Committee, to account for material unbudgeted and unanticipated items, including, without limitation, significant acquisitions or divestitures, costs associated with natural disasters, storms or pandemics, foreign exchange variations, capital markets transaction costs, and material transaction and litigation costs.

Award Range

Depending on the Company’s cumulative Adjusted EBITDA during the Performance Period, if at least Threshold performance is achieved, the Grantee may earn between __% and __% of the Target Award. If less than Threshold performance is achieved, no portion of the Award shall be earned.

Determining PSUs Earned

Except as otherwise provided in the Plan or the Grant Agreement, the number of PSUs that will be eligible to vest, assuming the Grantee remains employed through the Vesting Period, shall be determined as follows:

Performance Level	Award Payout (as % of Target PSUs)	Adjusted EBITDA
Below Threshold
Threshold
Target
Maximum

Payouts between Threshold and Target and between Target and Maximum are determined by straight line interpolation based on actual performance.